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                                                                       Exhibit 5

                                    AGREEMENT

     AGREEMENT (this "Agreement"), dated as of the 29th day of October, 2000 between About.com, Inc. ("About") and PRIMEDIA Inc. on behalf of itself and its wholly owned subsidiaries (collectively, "PRIMEDIA").

     WHEREAS, About owns and operates About.com, a platform comprised of a network of more than 800 targeted, topic-specific web sites;

     WHEREAS, PRIMEDIA is an integrated media company which owns and operates a variety of print, video, Internet products and live event products in the consumer, enthusiast and business-to-business markets;

     WHEREAS, About wishes to use, and PRIMEDIA is willing to provide, advertising and promotional services through December 31, 2005 with a total value of $57,600,000 as provided herein and in accordance with the terms hereof; and

     WHEREAS, the parties desire that in consideration for the advertising and promotional services to be provided hereunder, About shall issue to PRIMEDIA 1,613,445 shares of About common stock (the "About Stock").

     NOW, THEREFORE in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. PROMOTIONAL SERVICES COMMITMENT.

     1.1. Definitions. For purposes of this Agreement, the following definitions shall apply:

          (a) "Print Advertising" shall mean print advertising space in PRIMEDIA's consumer, enthusiast and business-to-business publications (the "Publications").

          (b) "Web Advertising" shall mean advertisements on and sponsorships, links and other promotions related to PRIMEDIA's consumer, enthusiast and business-to-business web sites.

          (c) "Channel One Advertising" shall mean on-air advertising on PRIMEDIA's Channel One Network.

          (d) "Advertising" shall mean Print Advertising, Web Advertising and Channel One Advertising.

          (e) "Subscriber List Rentals" shall mean the renting by About of a subscriber, user or customer list from PRIMEDIA.

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          (f) "Supplemental Promotions" shall mean the publication, insertion and distribution of promotional inserts or brochures in connection with the publication of any Publication.

          (g) "Market Solutions" shall mean integrated promotional and marketing packages incorporating Advertising, sponsorships, co-branding opportunities and other promotional devices within or across PRIMEDIA editorial focus areas (e.g., teens, babies, automobiles).

          (h) "Trade Show Opportunities" shall mean sponsorships and booth rentals at PRIMEDIA trade shows.

          (i) "Promotional Services" shall mean Advertising, Subscriber List Rentals, Supplemental Promotions, Market Solutions and Trade Show Opportunities and other forms of print and on-line promotions, sponsorships and links.

     1.2. PROMOTIONAL SERVICES COMMITMENT.

          (a) ANNUAL COMMITMENT. Subject to the provisions herein, beginning on January 1, 2002 and continuing through December 31, 2005 (the "Term"), About agrees to purchase and PRIMEDIA agrees to sell and make available to About an aggregate of $57,600,000 of Promotional Services (the "Commitment"). About shall use $14,400,000 of such Promotional Services in each of the calendar years 2002 through 2005 (the "Annual Commitment"). About shall use the Promotional Services to promote and advertise its own products and services and shall not rent, resell or otherwise transfer to any third party any portion of the Promotional Services. In the event that About does not meet its Annual Commitment in any year, up to $2 million of the Annual Commitment may be carried over to the next year.

          (b) ACQUISITIONS/DIVESTITURES. About acknowledges that from time to time certain of PRIMEDIA's subsidiaries and/or Publications may be sold and/or new publications or promotional vehicles purchased. Any such changes in PRIMEDIA shall be cause for renegotiation of the terms of this Agreement only in the event that they materially alter the Promotional Services available to About hereunder.

     1.3. TERMS. About's requests for any of the Aggregate Promotional Services shall be subject to the regular policies and practices of PRIMEDIA in the ordinary course of business including, without limitation, with respect to placement, space availability and deadlines for providing creative materials. All Advertising placed by About hereunder and all promotional materials distributed by About to any party on any subscriber list from a Subscriber List Rental shall be acceptable to PRIMEDIA in its reasonable discretion consistent with its regular practices and policies applicable to other advertisers and clients. PRIMEDIA reserves the right to reject any Advertising or request for Subscriber List Rentals that do not comply with the foregoing.

     1.4. PRICE. About shall be charged for all Promotional Services at a "most favored nation" rate offered to its largest advertisers for the relevant PRIMEDIA entity. With respect to Promotional Services for which there are no other regular users, the parties agree to negotiate pricing in good faith consistent with the most favored nation rates philosophy. Except


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as expressly set forth herein, PRIMEDIA is not responsible for any expenses or fees relating to the Advertisements including without limitation any agency commissions or fees.

     1.5. COMMON STOCK ISSUANCE. In consideration for the Promotional Services to be provided hereunder, About shall issue to PRIMEDIA 1,613,445 shares of common stock of About, par value $.001 per share with an aggregate value equal to $57,600,000 (the "Common Stock"). The Common Stock shall be issued to PRIMEDIA within five (5) business days of the date of which the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended has expired or been terminated. ("HSR Approval"). The Common Stock shall be duly authorized, validly issued and non-assessable. Within five (5) business days of HSR approval, About shall execute a customary registration rights agreement in a form reasonably satisfactory to About and PRIMEDIA providing PRIMEDIA with piggyback rights for the Vested Portion of the Common Stock (including standard cut-backs) except in respect of registration on Form S-8 or registrations for issuing stock in the context of an acquisition. The parties shall use their good faith reasonable commercial efforts to obtain promptly HSR Approval.

     2. TERMINATION. (a) This Agreement may be terminated by PRIMEDIA upon notice to About after termination of the Agreement and Plan of Merger between the parties hereto of even date herewith (the "Merger Agreement") as a result of the failure of the condition in Section 6.3(b). This Agreement may be terminated by About upon notice to PRIMEDIA after termination of the Merger Agreement as a result of the failure of the condition in Section 6.2(c). In the event of a termination of this Agreement under this Section, PRIMEDIA shall return to About such portion of the Common Stock free and clear of all liens, encumbrances and restrictions which relates to Promotional Services not provided as of such termination.

                  (b) A party to this Agreement may terminate this Agreement upon a material breach of this Agreement by the other party, provided (i) the non-breaching party sends a notice of such breach to the breaching party, and
(ii) the breaching party fails to cure such breach within 10 days of receipt of such notice. In the absence of cure, this Agreement may be terminated by the non-breaching party. If the breaching party is PRIMEDIA, it shall return the Unvested Shares. The "Unvested Shares" shall equal 1,613,445 shares minus the Vested Shares. The "Vested Shares" shall equal 1,613,445 shares multiplied by a fraction, the numerator of which is the number of months that have elapsed prior to the termination hereunder and the denominator of which is 48. Notwithstanding anything to the contrary in the foregoing, all shares of Common Stock shall be deemed "Vested Shares" (A) upon a Change of Control or (B) if this Agreement is terminated as a result of a material breach by About. A "Change of Control" means an event the result of which is that a person or group acquires (X) at least 50% of the outstanding common stock of About or (Y) all or substantially all of its assets.

     3. REPRESENTATIONS AND WARRANTIES OF ABOUT.

     3.1. ORGANIZATION AND AUTHORITY OF ABOUT. About (i) is a corporation duly organized and in good standing under the laws of the State of Delaware and (ii) has all the requisite power and authority to own or lease its assets and to carry on its business. About has full power and authority to carry out the transactions contemplated by this Agreement.


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     3.2. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by
About of this Agreement and the consummation by About of the transactions contemplated hereby have been duly authorized by all necessary action of About. This Agreement has been duly executed and delivered by About and constitute legal, valid and binding obligations of About, enforceable in accordance with its respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally or by principles governing the availability of equitable remedies).

     3.3. NO CONFLICTS. Neither the execution, delivery or performance of this Agreement, nor the consummation by About of the transactions contemplated hereby, nor compliance by About with the terms and provisions hereof, will (i) conflict with About's Certificate of Incorporation (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which About is a party or by which any of its assets is bound except any such conflict which would not result in a Material Adverse Effect (as defined in the Merger Agreement); (iii) constitute a violation by About of any law or statute or any judgment, ruling, order, writ injunction, decree, rule or regulation of any court or governmental authority applicable to About; or (iv) result in the creation of any mortgage, pledge, security interest, claim, lien, charge or encumbrance of any kind ("Lien") upon any of the assets of About except to the extent it does not constitute a Material Adverse Effect.

     4. REPRESENTATIONS AND WARRANTIES OF PRIMEDIA.

     4.1. ORGANIZATION OF PRIMEDIA. PRIMEDIA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. PRIMEDIA has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     4.2. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by PRIMEDIA of this Agreement and the consummation by PRIMEDIA of the transactions contemplated hereby, have been duly authorized by all necessary action of PRIMEDIA. This Agreement has been duly executed and delivered by PRIMEDIA and constitutes the legal, valid and binding obligation of PRIMEDIA, enforceable in accordance with its terms.

     4.3. NO CONFLICTS. Neither the execution, delivery or performance of this Agreement, nor the consummation by PRIMEDIA of the transactions contemplated hereby, nor compliance by PRIMEDIA with the terms and provisions hereof, will
(i) conflict with the Certificate of Incorporation or By-Laws of PRIMEDIA, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which PRIMEDIA is a party, except any such conflict which would not result in a Parent Material Adverse Effect (as defined in the Merger Agreement); or (iii) constitute a violation by PRIMEDIA of any law or statute or


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any judgment, ruling, order, writ injunction, decree, rule or regulation of any court or governmental authority applicable to PRIMEDIA except to the extent such violation would not result in a Parent Material Adverse Effect.

     4.4. PURCHASE NOT FOR DISTRIBUTION. PRIMEDIA hereby represents and warrants to About that any shares of About Common Stock acquired by PRIMEDIA hereunder will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

     5. MISCELLANEOUS.

     5.1. ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters. Section titles and headings are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.

     5.2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     5.3. AMENDMENT; WAIVER. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

     5.4. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to About to it at

                           About.com, Inc.
                           1440 Broadway, 19th Floor
                           New York, New York 10018
                           Attention:  Alan Blaustein, Esq.
                           Fax:  (212) 204-1521

                  with a copy to:


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                           Brobeck, Phleger & Harrison LLP
                           1633 Broadway, 47th Floor
                           New York, New York 10019
                           Attention:  Eric Simonson, Esq.
                           Fax:  (212) 586-7878

                  with a copy to

                  If to PRIMEDIA, to:

                           PRIMEDIA Inc.
                           745 Fifth Avenue
                           New York, New York 10151
                           Telecopy No.:
                           Confirmation No.:
                           Attention: Mr. Charles McCurdy

                  with a copy to:

                           PRIMEDIA Inc.
                           745 Fifth Avenue
                           New York, New York 10151
                           Telecopy No.:  (212) 745-0131
                           Confirmation No.:  (212) 745-0628
                           Attention: Christopher A. Fraser, Esq.

     5.5. SEPARABILITY. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     5.6. ASSIGNMENT AND BINDING EFFECT. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

     5.7. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

     5.8. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof, provided that receipt of such facsimile is confirmed in writing. Original copies shall follow by documented overnight delivery.


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     5.9. EXPENSES. Each party shall pay all of its respective expenses relating to the transactions contemplated hereby including, without limitation, the expenses of its attorneys and financial advisors.

     5.10. INTERPRETATION. The parties hereto agree that in interpreting this Agreement there shall be no inference against the drafting party.













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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                About.com, Inc.



                               /s/ Scott Kurnit
                               ----------------------------
                               Name: Scott Kurnit
                               Title: Chairman and Chief Executive Officer





                               PRIMEDIA Inc.



                               /s/ Beverly C. Chell
                               ----------------------------
                               Name: Beverly C. Chell
                               Title: Vice Chairman







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